INCENTIVE STOCK OPTION AGREEMENT

            THIS AGREEMENT is made and entered into as of the 30th day of June 1997 by and between BLC FINANCIAL SERVICES, INC., a Delaware corporation with offices at 919 Third Avenue, New York, New York 10022 (hereinafter called the "Company") and FIELD(1) with offices at FIELD(2) (hereinafter called the "Director").

                              W I T N E S S E T H

            WHEREAS, the Board of Directors of the Company has determined that the interests of the Company will be advanced by encouraging and enabling certain independent directors of the Company to acquire proprietary shares in the Company, thus providing them with a more direct concern for the Company's welfare and assuring a closer identification of their interests with those of the Company; and
            WHEREAS, the Board of Directors of the Company has resolved to facilitate the acquisition by such directors of such proprietary shares in the Company through the medium of the Company's Stock Option Plan (the "Plan"), the provisions of which are incorporated in this Agreement as if fully set forth herein; and
            WHEREAS, the Board of Directors of the Company has determined that the director is one of those individuals, referred to above, to whom an option should be granted under the Plan; and
            WHEREAS, the Plan and the grant of these options will be presented to stockholders for approval, and is subject to such approval.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

             1. Subject to shareholder approval, the Company hereby grants to the Director, as a matter of separate inducement and agreement in connection with his position as an independent director of the Company, and not in lieu of any salary or other compensation for his services, the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 20,000 shares of the presently-authorized Common Stock of the Company of the par value of one cent ($.01) per share (the "Shares") , at the purchase price of $.90 per share.

            2. The term of the Option shall commence on the date of its grant (which is the date of this Agreement) and shall terminate 5 years from such date, unless it is sooner terminated as provided in this Agreement.

            3. The Director may exercise the Option, from time to time in his discretion, to purchase all or any part of the maximum number of Shares which may then be purchased by him in accordance with the provisions of this Agreement. In no case may the Director exercise the Option to purchase a fraction of a Share.

            4. The Director shall exercise the Option by giving written notice thereof to the Company. Such notice shall specify the number of Shares to be purchased by such exercise, and shall be accompanied by the Director's payment of the full purchase price for the Shares to be so purchased. The purchase price shall be payable in cash; provided, however, that the purchase price may be paid in whole or in part by the exchange of Common Stock of the Company.


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

            5. The Option may not be transferred, assigned, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) except pursuant to a Qualified Domestic Relations Order, as defined in Internal Revenue Code Section 414(p) ("QDRO"), or by will or the laws of descent and distribution. The Option shall be exercised during the lifetime of the Director only by him.

            6. The Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option (except pursuant to a QDRO), or upon a levy or any attachment or similar process with respect to the Option, the term of the Option shall terminate and the Option shall immediately become null and void.

            7. (a) The Option may be exercised within 12 months after the date of the Director's termination of employment on account of his death or his disability (within the meaning of Internal Revenue Code Section 22(e)(3)), but only to the extent it was otherwise exercisable at the date of his termination of employment.

                  (b) The Option may be exercised within three (3) months after the date of the Director's termination of employment for any reason other than on account of his death or disability, but only to the extent it was otherwise exercisable at the date of his termination of employment.

                  (c) The provisions of this Section shall in no event operate to extend the term of the Option beyond the time limit provided for in Section 2.

            8.    Notwithstanding any other provision of this Agreement, if

                  (a) the Director is convicted of a felony in a court of law, or


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

                  (b) the Director commits any act of dishonesty or moral turpitude which adversely affects the business of the Company, or

                  (c) the Director discloses to any person any confidential information or trade secrets of the Company,

the Board of Directors of the Company or any Committee appointed by it to administer the Plan (collectively, the "Committee") may, in its sole discretion, terminate the term of the Option and the Option shall thereupon become null and void.
                  (a) The Option shall be exercisable only if, at the date of exercise, the Shares are included in a current registration statement effective under the Securities Act of 1933 (the "Act") or, in the opinion of counsel to the Company, its exercise would not violate, or cause the Company to be in violation of, the Act.

                  (b) The Company will use its best efforts, throughout the term of the Option, to maintain a current registration statement effective under the Act covering the Shares if, in the opinion of counsel to the Company, such registration statement is required. Notwithstanding the foregoing, it is specifically understood and agreed that neither the Company nor any of its officers, directors or Directors shall have any liability, hereunder or otherwise, in the event the Option shall not be exercisable or its exercise is delayed on account of the Company's failure to maintain such a registration statement as aforesaid.

                  (c) The Director agrees for himself, his heirs and legal representatives that no Shares shall be sold, transferred, pledged or otherwise disposed of unless, in the opinion of counsel for the Company, such sale, transfer, pledge or other disposition is made in compliance with the provisions of the Act. The Committee may direct that certificates representing the Shares be inscribed with a legend setting forth the terms of this paragraph.


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

            10. In the event that, prior to the delivery by the Company of all the Shares, there shall be any change in the outstanding Common Stock of the Company by reason of any share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, without the payment of any consideration for such change, either in money, services or property, the number of Shares deliverable upon the exercise of the Option, and the option price, shall be proportionately adjusted (but without regard for fractional shares) by the Committee. The determination of the Committee in each such case shall be conclusive and binding on the Company and the Director and his legal representatives.

            11. Neither the Director nor his legal representatives shall have any of the rights or privileges of a stockholder of the Company with respect to any of the Shares unless and until certificates representing such Shares shall have been delivered pursuant to the terms of this Agreement.

            12. The Committee shall have the authority to make reasonable constructions of the Option, and to correct any defect or supply any omission or reconcile any inconsistency in the Option, and to prescribe reasonable rules and regulations relating to the administration of the Option and other options granted under the Plan.

            13. Any notice to be given under this Agreement shall be deemed to have been given when received by the party for whom such notice is intended at his or its address set forth above, or at such other address as such party shall have specified by notice similarly given.

            14. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators or successors.

            15. This Agreement shall be interpreted in accordance with the laws of the State


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

of Delaware.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

                                          BLC FINANCIAL SERVICES, INC.


                                          By:  __________________________

Attest:

__________________________________
                                          _______________________________
                                          FIELD(1), Director


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